Exhibit 99.1

For Immediate Release                                                                                                                                                                      Symbol: POT
October 22, 2009
Listed: TSX, NYSE
PotashCorp Reports Third-Quarter Earnings of $0.82 per Share
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported third-quarter earnings of $0.82 per share1, or $248.8 million, compared to $3.93 per share, or $1.2 billion, in the same period last year. This result raised year-to-date earnings to $2.45 per share, or $744.2 million. The quarter-over-quarter decline reflects the continuing caution among fertilizer buyers around the world, which has negatively affected sales volumes and prices for all three nutrients. Despite substantially lower volumes, potash generated 73 percent of our total third-quarter gross margin of $346.2 million, compared to 52 percent of $1.7 billion in the same period last year, and raised our year-to-date total to $746.4 million. Earnings before interest, taxes, depreciation and amortization2 (EBITDA) of $441.8 million and cash flow prior to working capital changes2 of $359.8 million were both significantly lower on a quarter-over-quarter basis. EBITDA for the first nine months of 2009 reached $1.1 billion and cash flow prior to working capital changes totaled $847.4 million.
Our offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemicals Ltd. (ICL) in Israel, which were impacted by the same challenging conditions, contributed $43.9 million in other income this quarter compared to $139.6 million in the third quarter of 2008. These investments, as well as our position in Sinofert Holdings Limited (Sinofert) in China, continue to provide PotashCorp with significant strategic and financial value. The market value of our investments in these publicly traded companies was $7.0 billion as of market close on October 21, 2009, equating to approximately $23 per PotashCorp share.
“This quarter was a reminder of the contrast between long-term fundamentals and short-term uncertainties,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Even though the science of food production and fundamentals of global development dictate that more fertilizer, especially potash, is needed around the world, the impact of the global financial crisis remained a difficult hurdle in the third quarter. The uncertainty among fertilizer buyers has lasted far longer than we anticipated, but cannot continue indefinitely. Our focus is on preparing for the demand rebound that we believe will inevitably follow. We will be ready to serve our customers and deliver returns for our investors.”
Market Conditions
While fertilizer buyers remained cautious in the wake of economic uncertainty, growth in demand for food continued unabated and concerns over global grain supplies were reflected in rallying prices for crop commodities toward the end of the quarter. Issues related to grain and oilseed production began to emerge as the combination of low potash and phosphate levels in the soil and less-than-ideal growing conditions in key agricultural regions muted crop yields. Although a record corn yield is predicted in the US, this is one of the few regions that is expected to experience yield growth in 2009.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

North American potash producer shipments improved from the previous quarter, but third-quarter volumes were still more than 50 percent below the same quarter in 2008 and year-to-date totals were nearly 70 percent lower than in the first nine months of last year. In July, India signed new contracts with global potash producers, which we believed would inspire buyer confidence in other markets. This failed to materialize, as potash buyers appeared to respond instead to their perception of market conditions and risks, including healthy producer inventories, lack of engagement by Chinese buyers and a late US harvest. Moreover, large inventory writedowns in nitrogen and phosphate taken by dealers over the past year limited the appetite for additional inventory risk. As a result, dealers and farmers continued to buy potash only on an as-needed basis, putting pressure on spot market pricing.
In phosphate, US producer solid fertilizer domestic sales volumes moved closer to historical levels, while offshore volumes rose slightly as India continued to import significant quantities and shipments to Brazil increased in advance of its key planting season. In nitrogen, lower domestic natural gas costs allowed North American producers to be more competitive, contributing to a 24 percent decline in ammonia imports to the US compared to last year’s third quarter. Lower winter wheat plantings and continued deferral by fertilizer buyers reduced urea demand and prices in the quarter.
Potash
Potash remained a strong gross margin business, although a decline in third-quarter sales volumes — from 1.9 million tonnes in 2008 to 1.0 million tonnes this year — brought this quarter’s gross margin to $251.4 million compared to $909.7 million in the same period last year. Our year-to-date potash gross margin totaled $524.2 million, compared to $2.3 billion for the first nine months of 2008. This decline was primarily driven by slower potash movement, and, to a lesser extent, by lower realized prices and higher per-tonne cost of goods sold.
Offshore shipments in the third quarter fell to 0.7 million tonnes from 1.3 million tonnes in the same period last year, bringing our year-to-date total to 1.3 million tonnes in 2009 versus 4.5 million tonnes in the same period of 2008. Following the July contract settlement between India and Canpotex Limited, the offshore marketing company for Saskatchewan potash producers, 39 percent of total offshore volumes for the quarter were directed to this market. Brazil and Southeast Asia — two major spot markets — accounted for 14 percent and 23 percent of Canpotex’s third-quarter volumes, respectively. North American sales volumes of 0.3 million tonnes in the third quarter compared to 0.5 million tonnes in the same period last year, bringing our nine-month total in 2009 to 0.6 million tonnes, compared to 2.6 million tonnes in this market in 2008.
Realized potash prices for the quarter were 34 percent below third-quarter 2008 levels and 18 percent behind this year’s second quarter, as declines in offshore contract prices led to a recalibration of spot market prices. Additionally, fixed transportation and distribution costs allocated over substantially fewer sales tonnes continued to impact 2009 realized prices.
In response to slow product movement, we continued to match our production to market demand. We produced 0.6 million tonnes during the third quarter compared to 1.7 million tonnes in the same period last year, when production was limited by a strike at three Saskatchewan facilities. Potash per-tonne cost of goods sold in the third quarter continued to be impacted by the allocation of shutdown and other fixed costs over greatly reduced volumes.

Phosphate
Of the $44.2 million in third-quarter phosphate gross margin (compared to $507.2 million in the same quarter last year), industrial products generated $40.5 million. Year-to-date phosphate gross margin totaled $73.5 million compared to $1.0 billion in the first nine months of 2008. Industrial products benefited from cost-plus and market-index contract provisions, which supported gross margin even as sales volumes declined 21 percent quarter over quarter. Although the decline in sales volumes for solid and liquid fertilizers was less significant, a sharp drop in prices resulted in negative gross margin in these product categories.
Phosphate cost of goods sold was reduced dramatically in third-quarter 2009, as input costs for sulfur and ammonia were 80 percent and 29 percent lower, respectively, than in the same period last year.
Nitrogen
Nitrogen generated $50.6 million of gross margin in the third quarter of 2009 compared to $324.1 million in last year’s third quarter. Our Trinidad operation, where we produce under long-term, lower-cost natural gas contracts, generated $33.2 million in gross margin — almost two-thirds of our third-quarter total. Our US operations, which benefited from lower natural gas prices, provided $17.4 million of gross margin in the quarter. Year-to-date nitrogen gross margin of $148.7 million compared to $719.5 million in the same period in 2008.
Realized average nitrogen prices in the third quarter were 63 percent lower than in the same period last year. Natural gas prices declined significantly and netbacks for ammonia, urea and nitrogen solutions were down 65-67 percent quarter over quarter. Nitrogen sales volumes were relatively flat compared to the same period last year. Our total average cost for natural gas used in production, including our hedge, was $3.70 per MMBtu, 60 percent lower than in the same quarter of 2008.
Financial
In the third quarter, we capitalized on favorable interest rates available in the debt market and issued $500.0 million of senior notes bearing interest of 3.75 percent due September 30, 2015, and $500.0 million of senior notes bearing interest of 4.875 percent due March 30, 2020. The net proceeds from the offering were primarily used to repay outstanding indebtedness under our revolving credit facilities and for general corporate purposes.
Capital expenditures on property, plant and equipment totaled $424.5 million in the third quarter, with the majority allocated to our potash expansion projects. The combination of lower potash sales volumes and prices reduced our mining and other taxes for the quarter to $2.1 million, compared to $172.0 million for the same quarter last year.
Other income in the third quarter of 2009 decreased $98.8 million from the same period last year, primarily as a result of lower equity earnings and dividends from our offshore potash investments.
Outlook
While the global recession has severely impacted the fertilizer industry over the past year, the science of food production has not changed. The significant volumes of potash and phosphate that have been mined from the soil for crop production must be replaced. Historically, potash has been under-applied in nearly every major offshore market and a proper nutrient balance in soils has never been attained. In more mature markets like the US and Western Europe, farmers have generated large harvests in recent years that have removed more nutrients from the soil than fertilizer applications have replaced. While the negative impacts of these practices can be masked in the short term by excellent growing conditions — near-perfect weather and lower insect or disease pressure — crop science has proven that continuing a pattern of under-application ultimately lowers yields.

PotashCorp has consistently focused on the world’s long-term needs and followed strategies designed to protect and enhance the value of our assets, particularly potash, over time. Convinced that this is the right approach, we will not chase short-term solutions in response to the unprecedented temporary decline in fertilizer demand. Even as we curtailed our 2009 production rather than force product into the current market, we continued to work on our capacity expansions in Saskatchewan and New Brunswick, building not for the months ahead but for decades to come. The impact of events like the economic crisis and resulting caution among fertilizer buyers continues to be difficult to accurately predict, but we believe the long-term opportunity is clear.
The rationale behind our approach is supported by decades of rising food consumption. According to the Food and Agriculture Organization of the United Nations, global population is forecast to grow from its current 6.8 billion to more than 9 billion by 2050, which will necessitate a 70 percent increase in world food production, including doubling of production in developing countries. Cereal crop production will need to grow from approximately 2 billion tonnes per year today to 3 billion tonnes in 2050, while meat production needs to rise from less than 270 million tonnes to 470 million tonnes annually over the same time period. An estimated 90 percent of the increase in food production will need to be achieved by increasing yields on existing arable land — a considerable challenge given that the average annual rate of yield growth declined from 2.3 percent in the 1960s to 1.3 percent this decade. It is estimated that more than 40 percent of the world’s current food production can be attributed to adequate fertilization, so the importance — and future value — of our products is clear.
Advancing agricultural production and fertilization practices, however, is a process of continuous improvement, not one that is addressed in a single growing season or financial quarter. Similarly, growth in demand for food — or fertilizer — is best measured over time. For example, global consumption of cereal grains and oilseeds over the past decade has risen by 320 million tonnes (equivalent to the size of the current US corn crop) and 112 million tonnes (1.3 times the size of the current US soybean crop), respectively. We believe this pattern of growth is unlikely to change. Even as the world works through the economic crisis, the International Monetary Fund is projecting 2010 economic growth of 5.1 percent in emerging countries, led by China (9.0 percent) and India (6.4 percent). We expect this growth will continue to drive demand for more high-quality food in many countries.
As this global story evolves, we believe fertilizer distributors and farmers around the world are closely watching current crop yields and prices, assessing potash producer inventories and waiting for a clearer signal of demand and price levels — including new contracts between China and producers — before committing to their own purchases. While this situation has led to significant declines in potash inventories throughout the distribution chain and in the world’s soils, those declines must inevitably reverse.
We expect that one of the catalysts of increased fertilizer demand will be supportive crop prices coming into the spring season. With lower yields in many parts of the world putting pressure on global grain supplies, and frost and poor weather negatively impacting the US harvest, we believe that crop prices are likely to remain well above historical levels through the fall and winter. The return of other major markets in advance of their spring planting seasons and settlement of a potash contract in China should also give buyers the motivation to begin rebuilding potash inventories. We are not far removed from the potash shortages that had customers on allocation through much of 2007 and 2008. As a result, we may see buyers move quickly when the process of restocking begins.

We anticipate global potash demand in 2010 will approximate 50 million tonnes. Continued strong crop economics and significant engagement of all key markets by early next year could raise demand above our forecast. Weaker crop prices and slower buyer engagement could keep it below this level. However, we view the return of markets as only a timing issue and will continue to adjust our operating rate to any demand scenario that unfolds. This strategy necessitates that we balance production curtailments with labor contract commitments which can result in small short-term potash inventory builds, as we anticipate in fourth-quarter 2009. This global forecast reflects the expectation of a sizable rebound in demand next year, but with our expected annual operating capacity in 2010 of about 12 million tonnes, continued curtailments are anticipated.
We now expect our 2009 potash gross margin to fall within the range of $0.7-$0.9 billion and total shipments to be 3.0-3.2 million tonnes.
With lower forecast potash volumes, we now anticipate our 2009 annual effective tax rate will be in the range of 10-12 percent, with the fourth quarter at approximately 26-27 percent. Provincial mining and other taxes are forecast within a range of 3-4 percent of total potash gross margin in the year as a result of lower volumes and pricing.
PotashCorp expects fourth-quarter net income per share to be in the range of $0.65-0.85, bringing our net income per share for the full year at the low end of the annual guidance range we previously provided.
Conclusion
“Challenging times are a test of our strategies and our commitment,” said Doyle. “The fertilizer business — and potash in particular — may look like an easy business, but it requires patience and resolve during periods of short-term volatility. Throughout our history, we have demonstrated that we will make decisions that protect and enhance long-term shareholder value. We will not stray from that approach, rewarding those who share our interest in maximizing the value of our assets over time.”
Notes
1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.

This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the current global financial crisis and conditions and changes in credit markets; the results of negotiations with China; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2008 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, October 22, 2009, at 1:00 p.m. Eastern Time.
To join the call, dial (412) 317-6578 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at our website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	September 30,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$391.2	$276.8
Accounts receivable (Note 2)	1,138.5	1,189.9
Inventories	639.9	714.9
Prepaid expenses and other current assets	161.4	85.6

	2,331.0	2,267.2

Property, plant and equipment	5,890.7	4,812.2
Investments	3,322.5	2,750.7
Other assets	342.4	300.2
Intangible assets	20.0	21.5
Goodwill	97.0	97.0

	$12,003.6	$10,248.8

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$489.5	$1,324.1
Accounts payable and accrued charges	704.0	1,183.6
Current portion of derivative instrument liabilities	58.7	108.1

	1,252.2	2,615.8

Long-term debt (Note 3)	3,499.0	1,739.5
Derivative instrument liabilities	104.2	120.4
Future income tax liability	881.1	794.2
Accrued pension and other post-retirement benefits	274.5	253.4
Accrued environmental costs and asset retirement obligations	135.0	133.4
Other non-current liabilities and deferred credits	3.6	3.2

	6,149.6	5,659.9

Shareholders’ Equity
Share capital	1,425.9	1,402.5
Unlimited authorization of common shares without par value; issued and outstanding 295,832,782 and 295,200,987 at September 30, 2009 and December 31, 2008, respectively
Contributed surplus	147.0	126.2
Accumulated other comprehensive income	1,223.3	657.9
Retained earnings	3,057.8	2,402.3

	5,854.0	4,588.9

	$12,003.6	$10,248.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Sales (Note 4)	$1,099.1	$3,064.3	$2,877.6	$7,575.9
Less: Freight	53.7	81.4	130.2	287.2
Transportation and distribution	36.3	31.6	101.0	97.2
Cost of goods sold	662.9	1,210.3	1,900.0	3,157.2

Gross Margin	346.2	1,741.0	746.4	4,034.3

Selling and administrative	35.9	31.7	132.7	158.6
Provincial mining and other taxes	2.1	172.0	17.0	434.4
Foreign exchange gain	(9.0)	(37.4)	(1.3)	(63.2)
Other income (Note 5)	(41.2)	(140.0)	(264.6)	(255.2)

	(12.2)	26.3	(116.2)	274.6

Operating Income	358.4	1,714.7	862.6	3,759.7
Interest Expense (Note 6)	31.1	15.3	80.8	42.2

Income Before Income Taxes	327.3	1,699.4	781.8	3,717.5
Income Taxes (Note 7)	78.5	463.3	37.6	1,010.3

Net Income	$248.8	$1,236.1	744.2	2,707.2

Retained Earnings, Beginning of Period			2,402.3	2,279.6
Repurchase of Common Shares			—	(2,829.1)
Dividends			(88.7)	(92.5)

Retained Earnings, End of Period			$3,057.8	$2,065.2

Net Income Per Share (Note 8)
Basic	$0.84	$4.07	$2.52	$8.73
Diluted	$0.82	$3.93	$2.45	$8.45

Dividends Per Share	$0.10	$0.10	$0.30	$0.30

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Operating Activities
Net income	$248.8	$1,236.1	$744.2	$2,707.2

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	83.4	83.3	227.5	247.1
Stock-based compensation	3.6	4.2	26.2	32.1
Loss (gain) on disposal of property, plant and equipment	7.0	(21.5)	8.4	(28.3)
Provision for (gain on disposal of) auction rate securities	—	27.5	(115.3)	71.3
Foreign exchange on future income tax	1.1	(14.6)	(1.0)	(23.9)
Provision for future income tax	140.9	48.7	65.8	75.5
Undistributed earnings of equity investees	(32.5)	(109.3)	(1.3)	(133.8)
Derivative instruments	(28.2)	0.6	(70.0)	(18.4)
Other long-term liabilities	(64.3)	(4.3)	(37.1)	2.8

Subtotal of adjustments	111.0	14.6	103.2	224.4

Changes in non-cash operating working capital
Accounts receivable	(139.0)	(281.9)	52.9	(776.8)
Inventories	9.4	(131.2)	70.5	(360.5)
Prepaid expenses and other current assets	44.4	(10.7)	(9.2)	(34.1)
Accounts payable and accrued charges	46.2	86.1	(605.8)	489.7

Subtotal of changes in non-cash operating working capital	(39.0)	(337.7)	(491.6)	(681.7)

Cash provided by operating activities	320.8	913.0	355.8	2,249.9

Investing Activities
Additions to property, plant and equipment	(424.5)	(336.2)	(1,190.2)	(770.6)
Purchase of long-term investments	—	(78.3)	—	(329.5)
Proceeds from disposal of property, plant and equipment	0.1	31.3	15.9	40.9
Proceeds from disposal of auction rate securities	—	—	132.5	—
Other assets and intangible assets	(25.6)	(11.7)	(36.1)	(33.1)

Cash used in investing activities	(450.0)	(394.9)	(1,077.9)	(1,092.3)

Cash before financing activities	(129.2)	518.1	(722.1)	1,157.6

Financing Activities
Proceeds from long-term debt obligations	1,478.7	—	4,033.7	—
Repayments and finance costs of long-term debt obligations	(1,062.2)	—	(3,291.4)	(0.2)
(Repayments of) proceeds from short-term debt obligations	(246.2)	743.9	165.3	1,586.3
Dividends	(29.2)	(29.8)	(87.9)	(92.3)
Repurchase of common shares	—	(1,005.8)	—	(2,902.9)
Issuance of common shares	8.0	3.2	16.8	31.5

Cash provided by (used in) financing activities	149.1	(288.5)	836.5	(1,377.6)

Increase (Decrease) in Cash and Cash Equivalents	19.9	229.6	114.4	(220.0)
Cash and Cash Equivalents, Beginning of Period	371.3	269.9	276.8	719.5

Cash and Cash Equivalents, End of Period	$391.2	$499.5	$391.2	$499.5

Cash and cash equivalents comprised of:
Cash	$98.5	$62.5	$98.5	$62.5
Short-term investments	292.7	437.0	292.7	437.0

	$391.2	$499.5	$391.2	$499.5

Supplemental cash flow disclosure
Interest paid	$10.1	$14.3	$56.1	$51.4
Income taxes paid	$3.0	$210.1	$739.2	$595.7

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income (Loss)
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Net of related income taxes)	2009	2008	2009	2008

Net income	$248.8	$1,236.1	$744.2	$2,707.2

Other comprehensive income
Net increase (decrease) in unrealized gains on available-for-sale securities (1)	115.8	(1,371.8)	553.4	(402.2)
Net losses on derivatives designated as cash flow hedges (2)	(11.1)	(258.9)	(39.9)	(60.2)
Reclassification to income of net losses (gains) on cash flow hedges (3)	14.5	(0.2)	39.9	(14.4)
Unrealized foreign exchange gains (losses) on translation of self-sustaining foreign operations	4.7	(7.2)	12.0	(2.3)

Other comprehensive income (loss)	123.9	(1,638.1)	565.4	(479.1)

Comprehensive income (loss)	$372.7	$(402.0)	$1,309.6	$2,228.1

(1)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities. The amounts are net of income taxes of $NIL (2008 — $(129.2)) for the three months ended September 30, 2009 and $26.5 (2008 — $57.0) for the nine months ended September 30, 2009.

(2)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(6.8) (2008 — $(105.8)) for the three months ended September 30, 2009 and $(24.3) (2008 — $(24.6)) for the nine months ended September 30, 2009.

(3)	Net of income taxes of $8.9 (2008 — $(0.1)) for the three months ended September 30, 2009 and $24.3 (2008 — $(5.9)) for the nine months ended September 30, 2009.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	September 30,	December 31,
(Net of related income taxes)	2009	2008

Net unrealized gains on available-for-sale securities (1)	$1,315.2	$761.8
Net unrealized losses on derivatives designated as cash flow hedges (2)	(100.6)	(100.6)
Unrealized foreign exchange gains (losses) on translation of self-sustaining foreign operations	8.7	(3.3)

Accumulated other comprehensive income	$1,223.3	$657.9
Retained earnings	3,057.8	2,402.3

Accumulated Other Comprehensive Income and Retained Earnings	$4,281.1	$3,060.2

(1)	$1,465.5 before income taxes (2008 — $885.7).

(2)	$(160.2) before income taxes (2008 — $(160.2)).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2008 annual consolidated financial statements, except as described below.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2008 annual consolidated financial statements. In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Change in Accounting Policy
Effective January 1, 2009, the company adopted amended accounting standards on goodwill and intangible assets as well as amendments to standards which previously permitted the deferral of costs that did not meet the definition of an asset. The implementation of these standards did not have a material impact on the company’s consolidated financial statements.
2.	Accounts Receivable

	September 30,	December 31,
	2009	2008

Trade accounts	$476.7	$1,033.9
Less allowance for doubtful accounts	(8.5)	(7.7)

	468.2	1,026.2
Taxes receivable	511.1	—
Margin deposits on derivative instruments	89.9	91.1
Other non-trade accounts	69.3	72.6

	$1,138.5	$1,189.9

3.	Long-Term Debt
On May 1, 2009, the company closed the issuance of $500.0 of 5.250 percent senior notes due May 15, 2014 and $500.0 of 6.500 percent senior notes due May 15, 2019. In addition, on September 28, 2009, the company closed the issuance of $500.0 of 3.750 percent senior notes due September 30, 2015 and $500.0 of 4.875 percent senior notes due March 30, 2020. The debt securities were issued under the company’s US shelf registration statement filed on December 12, 2007. The company used the net proceeds from the September offering to repay outstanding indebtedness under its revolving credit facilities and for general corporate purposes.
During the three months ended September 30, 2009, the company received proceeds from its long-term credit facilities of $500.0, and made repayments of $1,070.0 under these facilities. During the nine months ended September 30, 2009, the company received proceeds of $2,055.0 and made repayments of $3,275.0 under these facilities. At September 30, 2009 amounts outstanding under the credit facilities were $180.0.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$423.4	$357.4	$318.3	$—	$1,099.1
Freight	16.8	24.3	12.6	—	53.7
Transportation and distribution	9.2	13.9	13.2	—	36.3
Net sales — third party	397.4	319.2	292.5	—
Cost of goods sold	146.0	275.0	241.9	—	662.9
Gross margin	251.4	44.2	50.6	—	346.2
Depreciation and amortization	13.2	43.1	25.1	2.0	83.4
Inter-segment sales	—	—	23.3	—	—

	Three Months Ended September 30, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,145.2	$1,080.2	$838.9	$—	$3,064.3
Freight	36.0	27.3	18.1	—	81.4
Transportation and distribution	9.9	8.8	12.9	—	31.6
Net sales — third party	1,099.3	1,044.1	807.9	—
Cost of goods sold	189.6	536.9	483.8	—	1,210.3
Gross margin	909.7	507.2	324.1	—	1,741.0
Depreciation and amortization	18.9	36.1	26.2	2.1	83.3
Inter-segment sales	—	7.7	62.8	—	—

	Nine Months Ended September 30, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$903.3	$1,012.0	$962.3	$—	$2,877.6
Freight	34.1	58.3	37.8	—	130.2
Transportation and distribution	24.4	34.8	41.8	—	101.0
Net sales — third party	844.8	918.9	882.7	—
Cost of goods sold	320.6	845.4	734.0	—	1,900.0
Gross margin	524.2	73.5	148.7	—	746.4
Depreciation and amortization	26.6	120.0	74.3	6.6	227.5
Inter-segment sales	—	—	44.1	—	—

	Nine Months Ended September 30, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$3,135.9	$2,375.4	$2,064.6	$—	$7,575.9
Freight	151.6	89.2	46.4	—	287.2
Transportation and distribution	35.2	25.2	36.8	—	97.2
Net sales — third party	2,949.1	2,261.0	1,981.4	—
Cost of goods sold	638.4	1,256.9	1,261.9	—	3,157.2
Gross margin	2,310.7	1,004.1	719.5	—	4,034.3
Depreciation and amortization	65.7	104.4	71.1	5.9	247.1
Inter-segment sales	—	22.4	145.4	—	—
5.	Other Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Share of earnings of equity investees	$32.5	$109.3	$100.2	$193.0
Dividend income	11.4	30.3	51.8	64.0
(Provision for) gain on disposal of auction rate securities	—	(27.5)	115.3	(71.3)
Other	(2.7)	27.9	(2.7)	44.2
Gain on forward purchase contract for shares in Sinofert	—	—	—	25.3

	$41.2	$140.0	$264.6	$255.2

In April 2009, the company recognized a gain on the disposal of auction rate securities of $115.3 due to the settlement of a claim the company filed in an arbitration proceeding against an investment firm that purchased auction rate securities with a par value of $132.5 for the company’s account without the company’s authorization. The investment firm paid the company the full par value of $132.5 in exchange for the transfer of the auction rate securities to the investment firm. The company retained all interest paid and accrued on these securities through the date of the transfer of the securities to the investment firm. The company was also reimbursed by the investment firm for $3.0 of the company’s legal costs. Prior to the settlement, the company had recognized in net income a loss of $115.3 related to these unauthorized securities placed in its account.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.	Interest Expense

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Interest expense on
Short-term debt	$3.6	$10.7	$17.3	$17.0
Long-term debt	46.0	23.9	119.8	71.2
Interest capitalized to property, plant and equipment	(16.8)	(13.2)	(46.8)	(32.1)
Interest income	(1.7)	(6.1)	(9.5)	(13.9)

	$31.1	$15.3	$80.8	$42.2

7.	Income Taxes
The company’s income tax provision was $78.5 for the three months ended September 30, 2009 as compared to $463.3 for the same period last year. For the nine months ended September 30, 2009, the company’s income tax provision was $37.6 (2008 — $1,010.3). The effective tax rate for the three and nine months ended September 30, 2009 was 24 percent and 5 percent respectively compared to 27 percent for the three and nine months ended September 30, 2008.
The provision for the nine months ended September 30, 2009 included:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring during the first quarter.

•	A current income tax recovery of $47.6 recorded in the first quarter that related to an increase in permanent deductions in the US from prior years. The recovery will have a positive impact on cash.

•	A future income tax provision of $24.4 related to a second-quarter functional currency election by the parent company for Canadian income tax purposes.

•	The benefit of a lower percentage of consolidated income earned in higher-tax jurisdictions.
The provision for the nine months ended September 30, 2008 included:
•	The benefit of a scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax that became effective at the beginning of the year.

•	In the third quarter of 2008, a current income tax recovery of $29.1 was recorded that related to an increase in permanent deductions in the US from prior years. This is in addition to the future income tax recovery of $42.0 recorded during the first quarter of 2008 that related to an increase in permanent deductions in the US from prior years.

•	No tax expense on the $25.3 gain recognized in the first quarter that resulted from the change in fair value of the forward purchase contract for shares in Sinofert Holdings Limited (“Sinofert”) as the gain was not taxable.
8.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2009 of 295,721,000 (2008 — 304,017,000). Basic net income per share for the nine months ended September 30, 2009 is calculated on the weighted average shares issued and outstanding for the period of 295,467,000 (2008 — 310,076,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2009 was 303,927,000 (2008 — 314,132,000) and for the nine months ended September 30, 2009 was 303,802,000 (2008 — 320,484,000).
9.	Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Potash Operating Data
Production (KCl Tonnes — thousands)	626	1,731	2,292	6,618
Shutdown weeks	28.1	24.3	116.7	26.3
Sales (tonnes — thousands)
Manufactured Product
North America	266	530	599	2,583
Offshore	748	1,325	1,283	4,527

Manufactured Product	1,014	1,855	1,882	7,110

Potash Net Sales
(US $ millions)
Sales	$423.4	$1,145.2	$903.3	$3,135.9
Less: Freight	16.8	36.0	34.1	151.6
Transportation and distribution	9.2	9.9	24.4	35.2

Net Sales	$397.4	$1,099.3	$844.8	$2,949.1

Manufactured Product
North America	$111.0	$298.0	$311.5	$1,027.1
Offshore	283.7	796.7	522.9	1,909.5
Other miscellaneous and purchased product	2.7	4.6	10.4	12.5

Net Sales	$397.4	$1,099.3	$844.8	$2,949.1

Potash Average Price per MT
North America	$417.38	$561.70	$519.95	$397.54
Offshore	$379.24	$601.34	$407.57	$421.84

Manufactured Product	$389.24	$590.01	$443.34	$413.01

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	479	555	1,092	1,592
P2O5 Operating Rate	89%	94%	68%	90%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	255	271	528	720
Fertilizer — Solid phosphates	334	352	877	989
Feed	143	155	396	552
Industrial	150	191	400	549

Manufactured Product	882	969	2,201	2,810

Phosphate Net Sales
(US $ millions)
Sales	$357.4	$1,080.2	$1,012.0	$2,375.4
Less: Freight	24.3	27.3	58.3	89.2
Transportation and distribution	13.9	8.8	34.8	25.2

Net Sales	$319.2	$1,044.1	$918.9	$2,261.0

Manufactured Product
Fertilizer — Liquid phosphates	$68.1	$335.2	$155.8	$558.9
Fertilizer — Solid phosphates	89.6	382.4	262.5	913.7
Feed	60.5	160.7	201.2	396.1
Industrial	95.7	157.7	286.5	354.1
Other miscellaneous and purchased product	5.3	8.1	12.9	38.2

Net Sales	$319.2	$1,044.1	$918.9	$2,261.0

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$267.58	$1,238.35	$295.20	$776.74
Fertilizer — Solid phosphates	$267.71	$1,084.98	$299.01	$923.62
Feed	$424.69	$1,040.00	$508.70	$717.95
Industrial	$640.06	$825.00	$717.47	$644.71

Manufactured Product	$356.24	$1,069.38	$411.72	$791.11

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Nitrogen Operating Data
Production (N Tonnes — thousands)	658	741	1,938	2,163
Average Natural Gas Production Cost per MMBtu	$3.70	$9.36	$3.72	$7.95
Sales (tonnes — thousands)
Manufactured Product
Ammonia	457	494	1,386	1,400
Urea	367	280	1,092	907
Nitrogen solutions/Nitric acid/Ammonium nitrate	553	613	1,357	1,680

Manufactured Product	1,377	1,387	3,835	3,987

Fertilizer sales tonnes	584	504	1,638	1,441
Industrial/Feed sales tonnes	793	883	2,197	2,546

Manufactured Product	1,377	1,387	3,835	3,987

Nitrogen Net Sales
(US $ millions)
Sales	$318.3	$838.9	$962.3	$2,064.6
Less: Freight	12.6	18.1	37.8	46.4
Transportation and distribution	13.2	12.9	41.8	36.8

Net Sales	$292.5	$807.9	$882.7	$1,981.4

Manufactured Product
Ammonia	$104.2	$344.4	$319.0	$823.0
Urea	100.7	219.7	315.2	528.5
Nitrogen solutions/Nitric acid/Ammonium nitrate	75.7	193.4	217.9	469.7
Other miscellaneous and purchased product	11.9	50.4	30.6	160.2

Net Sales	$292.5	$807.9	$882.7	$1,981.4

Fertilizer net sales	$121.7	$295.5	$387.9	$689.7
Industrial/Feed net sales	158.9	462.0	464.2	1,131.5
Other miscellaneous and purchased product	11.9	50.4	30.6	160.2

Net Sales	$292.5	$807.9	$882.7	$1,981.4

Nitrogen Average Price per MT
Ammonia	$228.26	$697.82	$230.17	$588.04
Urea	$274.14	$783.79	$288.58	$582.79
Nitrogen solutions/Nitric acid/Ammonium nitrate	$136.78	$315.46	$160.60	$279.52

Manufactured Product	$203.73	$546.17	$222.19	$456.81

Fertilizer average price per MT	$208.31	$586.86	$236.82	$478.59
Industrial/Feed average price per MT	$200.36	$522.98	$211.28	$444.48

Manufactured Product	$203.73	$546.17	$222.19	$456.81

Exchange Rate (Cdn$/US$)

	2009	2008

December 31		1.2246
September 30	1.0722	1.0599
Third-quarter average conversion rate	1.1123	1.0279

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Net income	$248.8	$1,236.1	$744.2	$2,707.2
Income taxes	78.5	463.3	37.6	1,010.3
Interest expense	31.1	15.3	80.8	42.2
Depreciation and amortization	83.4	83.3	227.5	247.1

EBITDA	441.8	1,798.0	1,090.1	4,006.8
Provision for (gain on disposal of) auction rate securities	—	27.5	(115.3)	71.3

Adjusted EBITDA	$441.8	$1,825.5	$974.8	$4,078.1

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, certain gains and losses on disposal of assets, and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments and certain gains and losses on disposal of assets. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Cash flow prior to working capital changes (1)	$359.8	$1,250.7	$847.4	$2,931.6

Changes in non-cash operating working capital
Accounts receivable	(139.0)	(281.9)	52.9	(776.8)
Inventories	9.4	(131.2)	70.5	(360.5)
Prepaid expenses and other current assets	44.4	(10.7)	(9.2)	(34.1)
Accounts payable and accrued charges	46.2	86.1	(605.8)	489.7

Changes in non-cash operating working capital	(39.0)	(337.7)	(491.6)	(681.7)

Cash provided by operating activities	$320.8	$913.0	$355.8	$2,249.9
Additions to property, plant and equipment	(424.5)	(336.2)	(1,190.2)	(770.6)
Other assets and intangible assets	(25.6)	(11.7)	(36.1)	(33.1)
Changes in non-cash operating working capital	39.0	337.7	491.6	681.7

Free cash flow (2)	$(90.3)	$902.8	$(378.9)	$2,127.9

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.